NEWS BULLETIN

FOR FURTHER INFORMATION:

At the company:
Wayne W. Schultz

Senior Vice President- Finance

(417) 890-0102

FOR IMMEDIATE RELEASE:

TUESDAY, SEPTEMBER 19, 2000

   SENIOR MANAGEMENT TEAM RESTRUCTURED; ACCOUNTING INVESTIGATION EXPANDED;
                         PLASTER GROUP PROPOSAL REJECTED

Springfield, MO, September 19, 2000--DT Industries, Inc. (Nasdaq: DTIIE) announced today a restructuring of its senior management team that takes effect immediately. James J. Kerley, the company's Chairman of the Board, has been appointed as the company's Chief Executive Officer. In 1993, Mr. Kerley served as interim President and Chief Executive Officer of Rohr, Inc. in a similar restructuring situation. He continued as Chairman of the Board until he retired in 1994. During his business career, he was Vice Chairman, Chief Financial Officer and a Director of Emerson Electric Co., and Chief Financial Officer and a Director of the Monsanto Company and TransWorld Airlines, Inc. The company's President and Chief Executive Officer, Stephen J. Gore, has been reappointed President and Chief Operating Officer and, as announced previously, is acting President of the company's Packaging Group. John F. Schott, President of the Assembly and Test sector of the company's Automation Group, is now President of the entire Automation Group. In conjunction with these changes, the company announced that it has temporarily frozen capital expenditures and will promptly implement expense reduction measures throughout the company.

In other matters, the company announced that the investigation of the overstatement of certain asset accounts at Kalish Inc., the company's wholly-owned subsidiary headquartered in Montreal, Canada, is expected to be completed within the next few weeks. As part of the investigation, the company is conducting a further review, and PricewaterhouseCoopers, the company's independent auditors, has been authorized to perform procedures to determine whether similar issues exist at any of its other subsidiaries. As a result of such review and procedures, an overstatement of certain asset accounts has been identified at Sencorp Systems, Inc., the company's wholly-owned
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subsidiary headquartered in Hyannis, Massachusetts. The company is working diligently with PricewaterhouseCoopers to quantify the impact of this overstatement. Pending the analysis of these discrepancies and their cause, the senior financial officer of Sencorp has been placed on administrative leave.

The company also announced that a Special Committee of the Board of Directors (the "Committee"), consisting of all of the company's outside directors, has considered and rejected each of the proposals set forth in the Schedule 13D/A filed with the Securities Exchange Commission on September 11, 2000 by Robert W. Plaster, Stephen R. Plaster and Larry Weis (collectively the "Plaster Group"). The Committee does not believe it would be in the best interest of all of the company's shareholders to, in effect, hand control over the Board of Directors and management of the company to the Plaster Group, which owns approximately 11% of the company's stock, particularly in light of the arrangements proposed by the Plaster Group.

DT Industries, Inc. is a leading designer, manufacturer and integrator of automated production systems used to assemble, test or package industrial and consumer products. The company also produces precision metal components, tools and dies for a broad range of industrial applications.

Certain statements included herein that are not historical statements about the company's expectations or beliefs, are forward-looking statements. The company's actual results for current or future periods could differ materially from the expected results because of a variety of factors, including the results of the investigation into the accounting discrepancies referenced herein, economic downturns in industries served, delays or cancellations of customer orders, delays in shipping dates of products, cost overruns on certain projects, excess product warranty expenses, collectability of past due customer receivables, changes in interest rates, increased inflation, currency exchange fluctuations and other factors described in the company's filings with the U.S. Securities and Exchange Commission.